Exhibit 3.1

Certificate of Formation

of

Ampex Pharmaceuticals, LLC

Under Section 18-201 of the Delaware Limited Liability Company Act

The undersigned, desiring to organize a limited liability company pursuant to the Delaware Limited Liability Company Act, does hereby certify:

FIRST:              The name of the limited liability company is:

Ampex Pharmaceuticals, LLC

SECOND:         The address of its registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808, in the county of New Castle. The name of the limited liability company's registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 19th day of July, 2017.

/s/ John A. Jadhon, Esq.
John A. Jadhon, Esq.
Authorized Person

65160.1	State of Delaware Secretary of State Division of Corporations Delivered 03:18 PM 07/19/2017 FILED 03:18 PM 07/19/2017 SR 20175316223 - File Number 6484577

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Ampex Pharmaceuticals, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

1. The name of the limited liability company is: Acerx Pharmaceuticals, LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 11th day of December, A.D. 2017 .

By:	/s/ David P. Luci

Authorized Person(s)

Name:	David P. Luci, Member

Print or Type